Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-183277) and Form F-3 (No. 333-227606) of Manchester United plc of our report dated 23 October 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
23 October 2020